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                                                                 EXHIBIT (a)(14)


                         [CORPORATE EXPRESS LETTERHEAD]




NEWS RELEASE


            CORPORATE EXPRESS, INC. ANNOUNCES CLOSE OF TENDER OFFER


BROOMFIELD, COLORADO (April 13, 1998) - Corporate Express, Inc. (Nasdaq: CEXP) a leading supplier of non-production goods and services to large corporations, announced today that the Dutch Auction tender offer for its shares of common stock expired on Friday, April 10, 1998 at 5:00 pm at New York City time.

The Company expects to announce results of the tender offer at the end of the day April 15, 1998, including the price of the shares the Company purchased on April 10, 1998.

The Company currently operates in over 500 locations, including 80 distribution centers, utilizing a fleet of over 10,000 delivery vehicles, and employs approximately 28,000 people in the United States, Canada, the United Kingdom, Ireland, Germany, Switzerland, France, Italy, Australia and New Zealand.

Contact: Rick Roth, VP Corporate Communications (303) 664-3970.













To obtain a copy of the news release, call PR Newswire Company News On Call:
(800) 758-5804, Corporate Express Extension Number 103352 or visit our web site at www.corporate-express.com



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